Microsoft Word 10.0.6612;SUB-ITEM 77D

The Massachusetts Investors Trust deleted and replaced the last sentence of the first paragraph in the section entitled "Principal Investment Policies" under the caption "I: Risk Return Summary" as described in the supplement dated December 31, 2004 to the fund's current prospectus, as filed with the Securities and Exchange Commission via EDGAR on January 3, 2005, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.